Exhibit 99.1

Stifel Reports July 2023 Operating Data

ST. LOUIS, MO, August 24, 2023 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for July 31, 2023 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Total client assets increased in July, primarily as a result of higher equity markets. Recruiting activity was very strong as we added a number of highly productive advisors. Stifel continues to benefit from the investments we’ve made in our business as well as our recent ranking as No. 1 in the employee advisor segment of the J.D. Power 2023 U.S. Financial Advisor Satisfaction StudySM. Total client cash fell less than 1%, as cash sorting continued to slow, and we have seen this trend continue so far in August.”

Selected Operating Data (Unaudited)
	As of			% Change
(millions)	7/31/2023	7/31/2022	6/30/2023	7/31/2022	6/30/2023
Total client assets	$426,667	$394,662	$417,699	8%	2%
Fee-based client assets	$157,996	$148,658	$154,538	6%	2%
Private Client Group fee-based client assets	$138,692	$130,429	$135,606	6%	2%
Bank loans, net (includes loans held for sale)	$20,753	$19,867	$20,562	4%	1%
Client money market and insured product (1)	$24,976	$26,108	$25,092	(4)%	(1)%

(1)	Includes Sweep deposits, Smart Rate deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners business division; Keefe, Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Stifel Independent Advisors, LLC. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447  |  Investor Contact: Joel Jeffrey (212) 271-3610  |  www.stifel.com/investor-relations